                                                                      Exhibit 11



                         SpeedFam International, Inc.
                     Computation of Net Earnings Per Share
         Three Months and Six Months Ended November 30, 1996 and 1995
           (dollars and shares in thousands, except per share data)

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
                                       Three Months Ended     Six Months Ended
                                           November 30,         November 30,
                                       -----------------------------------------
                                         1996      1995        1996       1995
                                         ----      ----        ----       ----
Net earnings                           $ 4,783    $1,625      $ 8,821    $2,329
                                       =======    ======      =======    ======
Weighted average shares:

 Common shares outstanding              10,596     9,093       10,565     8,272

 Common equivalent shares
  issuable upon exercise of
  employee stock options using             719       844          731       812
  the treasury stock method            -------    ------      -------    ------

Shares used in net earnings per share   11,315     9,937       11,296     9,084
                                       =======    ======      =======    ======
Net earnings per share                 $  0.42    $ 0.16      $  0.78    $ 0.26
                                       =======    ======      =======    ======

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